Exhibit 99.1
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

On April 1, 2024 (the “Closing Date”), 2seventy bio, Inc. (“2seventy”, the “Company” “we” or “us”) completed the previously announced transaction (the “Transaction”), pursuant to which the Company has agreed to sell to Regeneron Pharmaceuticals, Inc. (“Regeneron”) the Company’s oncology and autoimmune research and development programs, clinical manufacturing capabilities, and related platform technologies (collectively, the “R&D Pipeline Programs” and such assets, the “Transferred Assets”).

Pursuant to the Asset Purchase Agreement dated January 29, 2024 (the “Asset Purchase Agreement”), in consideration for the Transferred Assets, at the closing of the Transaction, Regeneron made an upfront payment to the Company of $5.0 million in cash and also assumed certain liabilities of the Company arising after the Closing Date, including liabilities (i) related to the conduct of the Programs, (ii) under transferred contracts and (iii) with respect to certain of the Company’s employees (collectively, the “Assumed Liabilities”). In addition to the upfront consideration, Regeneron has agreed to pay the Company (i) a one-time $10.0 million milestone payment (“Milestone Payment”) upon the earlier of (a) the first receipt of regulatory approval and (b) the first commercial sale for the first product candidate within the Transferred Assets in certain specified countries and (ii) agreed-upon royalty payments (“Net Sales Payments”) based on net sales of the product candidates if commercialized.

In connection with the Asset Purchase Agreement, Regeneron also agreed to sublease the Company’s facilities in Seattle, Washington, and a portion of the Company’s facilities in Cambridge, Massachusetts (collectively, the “Premises”). The Company also entered into a Facilities Service Agreement (“FSA”) to provide certain facilities and administrative services to Regeneron as it relates to the Premises. In addition, the Company and Regeneron entered into a Transition Services Agreement (“TSA”) at the closing of the Transaction under which the Company agreed to provide agreed upon services to Regeneron for a period up to one year following the close of the Transaction, subject to early termination. Lastly, effective as of the Closing Date, the existing collaboration agreement between the Company and Regeneron terminated.

The following unaudited pro forma condensed consolidated financial statements are derived from, and should be read in conjunction with, the Company’s historical financial statements and the notes thereto, as presented in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Securities and Exchange Commission (“SEC”) on March 7, 2024.

The Transaction does not meet the criteria requiring discontinued operations presentation in accordance with U.S. Generally Accepted Accounting Principles as the R&D Pipeline Programs do not meet the definition of a component and the sale of the R&D Pipeline Programs does not constitute a strategic shift. The Transaction is considered a disposition of a significant business under Item 2.01 of Form 8-K. As a result, the unaudited pro forma condensed consolidated financial information has been prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed consolidated balance sheet as of December 31, 2023 assumes the Transaction had occurred on December 31, 2023. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2023 give effect to the Transaction as if it had occurred as of January 1, 2023.

The unaudited pro forma condensed consolidated financial statements reflect the following transaction accounting adjustments for the sale of the R&D Pipeline Programs:

•the sale of the assets of the R&D Pipeline Programs pursuant to the Asset Purchase Agreement;

•the receipt of the cash proceeds that were payable on the Closing Date in connection with the Transaction;

•the termination of the pre-existing collaboration arrangement between the Company and Regeneron, including the elimination of collaborative arrangement revenue and the derecognition of any deferred revenue;

•the estimated loss on the Transaction; and

•the sublease agreement associated with the Premises.

The unaudited pro forma condensed consolidated financial statements do not reflect transaction accounting adjustments for the TSA and FSA entered into in connection with the Transaction. Pro forma adjustments have not been made related to these agreements as the services cannot be reasonably estimated at this time. The unaudited pro forma condensed consolidated financial statements also do not reflect any adjustments for future events that may occur after the Transaction, including any potential future selling, general, and administrative cost savings.

The unaudited pro forma condensed consolidated financial statement information is presented for informational purposes only and is based upon estimates by the Company’s management, which are based upon available information and certain assumptions that the Company’s management believes are reasonable as of the date of this filing. The unaudited pro forma condensed consolidated financial statements are not intended to be indicative of the actual financial position or results of operations that would have been achieved had the Transaction been consummated as of the periods indicated, nor does it purport to indicate results that may be attained in the future. Actual amounts could differ materially from these estimates.

The unaudited pro forma condensed consolidated balance sheet as of December 31, 2023 and the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2023 should be read in conjunction with the notes thereto.

2seventy bio, Inc.
Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of December 31, 2023
(In thousands, except share and per share amounts)

		Transaction Accounting Adjustments
	Historical	Divestiture	(Notes)	Other	(Notes)	Pro Forma
Assets
Current assets:
Cash and cash equivalents	$74,958	$5,000	(a)	$—		$79,958
Marketable securities	142,031	—		—		142,031
Prepaid expenses	7,365	(70)	(b)	—		7,295
Receivables and other current assets	13,411	—	(c)	—		13,411
Total current assets	237,765	4,930		—		242,695
Property, plant and equipment, net	58,150	(18,144)	(b)	—		40,006
Marketable securities	4,816	—		—		4,816
Intangible assets, net	6,594	—		—		6,594
Operating lease right-of-use assets	219,958	—		—		219,958
Restricted investments and other non-current assets	38,143	—		—		38,143
Total assets	$565,426	$(13,214)		$—		$552,212
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$6,028	$—		$—		$6,028
Accrued expenses and other current liabilities	25,688	—		2,000	(e)	27,688
Operating lease liability, current portion	12,660	—		—		12,660
Deferred revenue, current portion	15,403	(4,403)	(c)	—		11,000
Total current liabilities	59,779	(4,403)		2,000		57,376
Deferred revenue, net of current portion	3,918	(3,918)	(c)	—		—
Operating lease liability, net of current portion	244,013	—		—		244,013
Other non-current liabilities	2,416	—		—		2,416
Total liabilities	310,126	(8,321)		2,000		303,805
Commitments and contingencies (Note 8)
Stockholders’ equity:
Preferred stock, $0.0001 par value; 10,000 shares authorized, 0 shares issued and outstanding at December 31, 2023	—	—		—		—
Common stock, $0.0001 par value; 200,000 shares authorized, 50,632 shares issued and outstanding at December 31, 2023	5	—		—		5
Additional paid-in capital	766,716	—		—		766,716
Accumulated other comprehensive loss	(204)	—		—		(204)
Accumulated deficit	(511,217)	(4,893)	(d)	(2,000)	(e)	(518,110)
Total stockholders’ equity	255,300	(4,893)		(2,000)		248,407
Total liabilities and stockholders’ equity	$565,426	$(13,214)		$—		$552,212

See the accompanying notes to the Pro Forma Condensed Consolidated Financial Information.

2seventy bio, Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Twelve Months Ended December 31, 2023
(in thousands, except per share amounts)

		Transaction Accounting Adjustments
	2seventy bio Historical	Divestiture	(Notes)	Other	(Notes)	Unaudited Pro Forma
Revenue:
Service revenue	$24,144	$(3,628)	(f)	$—		$20,516
Collaborative arrangement revenue	71,601	(21,591)	(f)	—		50,010
Royalty and other revenue	4,642	—		—		4,642
Total revenues	100,387	(25,219)		—		75,168
Operating expenses:
Research and development	230,758	(89,509)	(f)	(30,508)	(g)	110,741
Cost of manufacturing for commercial collaboration	14,819	—		—		14,819
Selling, general and administrative	69,414	(2,163)	(f)	10,035	(e)(g)(h)	77,286
Restructuring expenses	8,614	—		—		8,614
Cost of royalty and other revenue	2,099	—		—		2,099
Change in fair value of contingent consideration	235	—		—		235
Goodwill impairment charge	12,056	—		—		12,056
Gain/ Loss on divestiture	—	4,893	(d)	—		4,893
Total operating expenses	337,995	(86,779)		(20,473)		230,743
Loss from operations	(237,608)	61,560		20,473		(155,575)
Interest income, net	12,413	—		—		12,413
Other income, net	7,625	—		—		7,625
Loss before income taxes	(217,570)	61,560		20,473		(135,537)
Income tax expense	—	—	(i)	—	(i)
Net loss	$(217,570)	$61,560		$20,473		$(135,537)
Net loss per share - basic and diluted	$(4.42)					$(2.75)
Weighted-average number of common shares used in computing net loss per share - basic and diluted	49,276					49,276

See the accompanying notes to the Pro Forma Condensed Consolidated Financial Information.

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements

The unaudited pro forma condensed consolidated financial statements reflect the following adjustments:
(a)    Reflects the cash proceeds from the Transaction of $5.0 million upfront payment from the sale of the R&D Pipeline Programs. The Company is entitled to contingent consideration inclusive of the Milestone Payment and Net Sales Payments. The Company accounts for this contingent consideration using the loss recovery method, and as the receipt of the contingent consideration is not probable at this time, the total proceeds from the sale exclude any potential contingent consideration.

(b)    Reflects the sale of the assets of the R&D Pipeline Programs pursuant to the Asset Purchase Agreement.

(c)    Reflects the derecognition of the deferred revenue from the collaboration agreement between the Company and Regeneron, which was terminated pursuant to the Asset Purchase Agreement. No pro forma adjustment has been made to reflect the settlement of the collaboration receivable with Regeneron pursuant to the Asset Purchase Agreement as this balance will be settled in the ordinary course of business.

(d)    Reflects the expected loss on the disposal of the R&D Pipeline Programs. The loss resulted from the difference between the $5.0 million upfront payment and $8.3 million of deferred revenue related to the settlement of the pre-existing collaboration arrangement over the net assets disposed of $18.2 million.

(e)    Reflects estimated transaction costs incurred related to the sale of R&D Pipeline Program of $2.0 million.

(f)    Reflects the elimination of service revenues, collaborative arrangement revenue, and operating expenses related to the R&D Pipeline Programs.

(g)    Reflects reclassification of certain expenses from research and development to selling, general and administrative expenses for costs related to the R&D Pipeline Programs as these programs are no longer part of the Company’s research and development activities.

(h)    Reflects income that can be reasonably estimated as of the filing date related to the sublease agreements of $22.5 million. In connection with the Transaction, the Company entered into sublease agreements pursuant to which Regeneron will sublease the Company’s facilities in Seattle, Washington, and a portion of the Company’s facilities in Cambridge, Massachusetts.

(i)    Given the Company’s historic net operating loss carryforwards, associated valuation allowance, and research and development tax credits carryforwards, management recorded an annual effective income tax rate of 0%. Therefore, the pro forma adjustments to the unaudited pro forma condensed consolidated statement of operations resulted in no additional income tax expense or benefit.